UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2011

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On January 20, 2011, Constitution Mining Corp., a Delaware corporation (the “Company”), issued an aggregate of 75,789,500 units (the “Units”) to seventeen (17) accredited investors, that were also creditors of the Company, in exchange for these creditors converting and extinguishing an aggregate of $7,578,950 in debt owed by the Company using the conversion price of $0.10 per Unit. Each Unit consists of one (1) share of common stock of the Company, par value $0.001 per share (“Common Stock”) and one (1) warrant to purchase one (1) share of Common Stock of the Company (“Warrant”).  Each Warrant is exercisable for a period of eight (8) months from the date of issuance at a price of $0.10 per share.  As a result, the Company issued a total of 75,789,500 shares of Common Stock and Warrants to purchase 75,789,500 shares of the Company’s Common Stock.

The Units were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to the any of the investors.

These securities were offered and sold in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), including, among others, Section 4(2) of the Securities Act.  In connection with the offer and sale of these securities, we relied on each of the investors’ written representations.   Sales were made only to persons who represented that they were “accredited investors” as that term is defined in Rule 501(a) under the Securities Act.   Each investor represented that they were acquiring the securities for investment only and not with a view toward resale or distribution.  We requested our stock transfer agent to affix appropriate restricted legends to the stock certificate issued to each investor.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  Neither we nor anyone acting on our behalf offered or sold these Units by any form of general solicitation or general advertising.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/         Michael Stocker
Name:  Michael Stocker
Title:    Chief Executive Officer
Date:    January 21, 2011